UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2010

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	0-20242	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California		94597
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2010, Central Garden & Pet Company (the “Company”) entered into an Amended and Restated Credit Agreement with respect to a senior secured revolving credit facility in an aggregate principal amount of $275,000,000 and up to an additional principal amount of $200,000,000 of incremental term loans and/or revolving loans if the Company exercises its option to increase the size of the facility and one or more lenders are willing to make such increased amounts available to it. The terms of the Amended and Restated Credit Agreement are described in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2010, the Company entered into an Amended and Restated Credit Agreement with certain of the Company’s subsidiaries, JPMorgan Chase Bank, National Association, as Administrative Agent, SunTrust Bank, as Syndication Agent, and certain other lenders (the “Credit Agreement”). The Credit Agreement provides for a five-year, $275,000,000 principal amount senior secured revolving credit facility and up to an additional $200,000,000 principal amount of incremental term loans and/or revolving loans if the Company exercises the accordion feature set forth in the Credit Agreement and one or more lenders are willing to make such increased amounts available to it (together, the “Facility”). Capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement.

The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to: (i) the Alternate Base Rate (ABR) plus the applicable margin or (ii) the Adjusted LIBO Rate plus the applicable margin. Interest on ABR Borrowings is based on a rate equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1%, plus, in each case, a margin that fluctuates from 1.5% to 2.5%, as determined based upon the total leverage ratio of the Company as set forth in its most recently delivered compliance certificate. Interest on the Eurocurrency Borrowings is based on a rate equal to LIBO Rate plus a margin that fluctuates from 2.5% to 3.5%, as determined by the total leverage ratio of the Company as set forth in its most recently delivered compliance certificate. In addition, the Company will pay a commitment fee on any unused portions of the credit facility at a per annum rate that fluctuates from 0.35% to 0.75%, as determined based upon the total leverage ratio of the Company as set forth in its most recently delivered compliance certificate. Additional terms and conditions are set forth in the Credit Agreement filed as an exhibit and incorporated by reference into this Form 8-K.

The Facility is guaranteed by the Company’s material subsidiaries and is secured by a lien on the Company’s assets, excluding real property but including substantially all of the capital stock of the Company’s subsidiaries. The Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens, mergers, asset sales, dividends and other payments in respect of equity interests, capital expenditures, investments, optional payments of subordinated debt and affiliate transactions (subject to qualifications and baskets), as well as the maintenance of a minimum interest coverage ratio and a maximum senior secured leverage ratio. A violation of these covenants or the occurrence of certain other events could result in a default permitting the termination of the lenders’ commitments under the Credit Agreement and/or the acceleration of any loan amounts then outstanding.

Borrowings under the Facility may be used to finance the on-going working capital needs of the Company and its subsidiaries and for general corporate purposes, including permitted acquisitions and capital expenditures.

The Credit Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations and warranties of the parties in this Credit Agreement were made to, and solely for the benefit of, the other parties to this Credit Agreement. The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of June 25, 2010 among Central Garden & Pet Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, National Association, as Administrative Agent, SunTrust Bank., as Syndication Agent, and certain other lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/S/ STUART W. BOOTH
Stuart W. Booth
Senior Vice President, Chief Financial Officer and Secretary

Dated: July 1, 2010

EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of June 25, 2010 among Central Garden & Pet Company, certain of the Company’s subsidiaries, JPMorgan Chase Bank, National Association, as Administrative Agent, SunTrust Bank., as Syndication Agent, and certain other lenders.